Exhibit 5

                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005



                                 March 31, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                           Re:      The Hain Food Group, Inc.
                                    Registration Statement on Form S-8


Ladies and Gentlemen:

     We have acted as special counsel to The Hain Food Group, Inc. (the "Company") in connection with the preparation of the Company's registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement covers (i) 1,000,000 shares of the common stock of the Company, $.01 par value (the "Common Stock"), to be offered under The Hain Food Group, Inc. 1994 Long Term Incentive and Stock Award Plan (the "1994 Plan"), (ii) 250,000 shares of Common Stock to be offered under The Hain Food Group, Inc. 1996 Directors Stock Option Plan (the "1996 Directors Plan"),
(iii) an additional 3,000,000 shares of Common Stock (the "1994 Plan Additional Shares)" to be offered under the 1994 Plan subject to the approval of an amendment to the 1994 Plan by the stockholders of the Company to be received at a special meeting of stockholders to be held in connection with the merger (the "Merger") and related transactions contemplated in the Agreement and Plan of Merger dated March 5, 2000 (the "Merger Agreement") between the Company and Celestial Seasonings, Inc. and (iv) 750,000 shares (the "2000 Directors Plan Shares") of Common Stock to be offered under The Hain Food Group, Inc. 2000 Directors Stock Option Plan (the "2000 Directors Plan") subject to the adoption of the 2000 Directors Plan by the stockholders of the Company at the aforementioned stockholders meeting.

     In rendering the opinions set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

     Based on the foregoing, we advise you that in our opinion, assuming the approval of the stockholders of the Company of the amendment to the 1994 Plan in the case of the 1994 Plan Additional Shares and the approval of the 2000 Directors Plan in the case of the 2000 Directors Plan Shares, the shares of Common Stock of the Company offered upon the exercise of options under the 1994 Plan, the 1996 Directors Plan and the 2000 Directors Plan will be legally issued, fully paid and nonassessable.

     We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the State of Delaware and the Federal laws of the United States of America.


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     We hereby consent to the filing of a copy of this opinion with the
Commission as an exhibit to the Registration Statement referred to above.

                                    Very truly yours,

                                    /s/ Cahill Gordon & Reindel